Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Kathleen Campbell
Senior Vice President, Marketing
15 S. Main Street
Mansfield, PA 16933
570-662-0422
570-662-8512 (fax)

April 18, 2005
Citizens Financial Services, Inc. Reports First Quarter Earnings

MANSFIELD, PENNSYLVANIA—Randall E. Black, Chief Executive Officer and President of Citizens Financial Services, Inc., (OTC BB: CZFS.OB) holding company for First Citizens National Bank, has reported 2005 first-quarter earnings.

Citizens Financial Services, Inc. reported that net income for three months ended March 31, 2005 was $1,267,000, compared to $1,493,000 for the same period of 2004. Earnings per share for the three months ended March 31, 2005 were $0.45 as compared to the $0.53 for the same period of 2004. This represents a return on average equity of 12.41% and a return on average assets of 1.01%.

Net income from core operations for the three months ended March 31, 2005 excluding security gains, declined $37,000 compared to the three months ended March 31, 2004.

Total assets for Citizens Financial Services, Inc. have grown $37.6 million or 8.0% to $506.4 million from $468.8 million as of March 31, 2004. Deposits grew 6.8% to $413.2 million while net loans increased 16.3% to $364.8 million from one year ago. Total stockholders’ equity, excluding accumulated other comprehensive income, increased $2.8 million, or 7.2% since last March.

The cash dividend to be paid on April 29th to record holders of April 15th will be $.205 per share, as compared to $.195 per share for the same period in 2004, an increase of 5.1%. The average of our common stock’s bid and ask price as of March 31, 2005 was $23.88.

CEO and President Randall E. Black stated, “The flattening yield curve has presented notable challenges to our interest margins as well as the banking industry in general. The flattened yield curve, coupled with the lack of security gains from sales, has had an impact on our first quarter results compared to a year ago. Notwithstanding the above, net interest income in total increased $118,000 over 2004’s first quarter. We have been able to increase our loans in a competitive environment while improving our overall asset quality. This is due in no small part to the dedication of our Board of Directors, management and employees to provide quality financial service solutions to our customers without comprising the level of service our customers have come to expect.”

Inquiries regarding the purchase of the company’s stock may be made through the following brokers: Ferris Baker Watts, Inc. 410-659-4600: Ryan, Beck & Co., 800-395-7926; Schwab Capital Markets LP, 201-963-9100; Monroe Securities, Inc., 800-766-5560; Boenning & Scattergood Inc., 610-828-0400; Keefe, Beuyette & Woods, Inc., 212-554-2600; Knight Equity Markets, LP, 212-336-8790; GVR Co., 800-638-8602; Hill Thompson Magid & Co., 800-631-3083; Powell (EE) & Co., Inc., 412-391-4594 and Pershing Trading Company, 201-413-3531.

Citizens Financial Services, Inc. has over 1,500 shareholders and is the parent company of First Citizens National Bank, which operates fifteen branch offices providing financial services in Bradford, Tioga and Potter Counties.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

MARCH 31, 2005

PART I - FINANCIAL INFORMATION

Item 1 - FINANCIAL STATEMENTS

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	March 31	December 31	March 31
(in thousands)	2005	2004	2004
ASSETS:
Cash and due from banks:
Noninterest-bearing	$7,910	$9,162	$8,731
Interest-bearing	100	177	3,349
Total cash and cash equivalents	8,010	9,339	12,080

Available-for-sale securities	94,611	95,747	109,618

Loans (net of allowance for loan losses 2005, $3,856;
December 31, 2004, $3,919; and March 31, 2004, $3,874)	364,786	355,774	313,549

Premises and equipment	11,700	11,833	10,479
Accrued interest receivable	2,036	1,736	1,790
Goodwill	8,605	8,605	6,905
Core deposit intangible	1,117	1,262	869
Bank owned life insurance	7,523	7,449	7,221
Other assets	8,034	7,602	6,320

TOTAL ASSETS	$506,422	$499,347	$468,831

LIABILITIES:
Deposits:
Noninterest-bearing	$45,642	$46,866	$44,377
Interest-bearing	367,582	372,208	342,698
Total deposits	413,224	419,074	387,075
Borrowed funds	48,367	34,975	33,944
Accrued interest payable	1,632	1,870	1,547
Commitment to purchase investment securities	-	-	4,094
Other liabilities	2,809	2,639	2,644
TOTAL LIABILITIES	466,032	458,558	429,304

STOCKHOLDERS' EQUITY:
Common Stock
$1.00 par value; authorized 10,000,000 shares;
issued 2,937,519 shares in 2005 and at December 31, 2004
and 2,909,849 shares at March 31, 2004	2,938	2,938	2,910
Additional paid-in capital	10,804	10,804	10,213
Retained earnings	29,593	28,894	27,413
TOTAL	43,335	42,636	40,536
Accumulated other comprehensive income	(934)	164	996
Less: Treasury Stock, at cost 97,262 shares for 2005 and at
December 31, 2004 and 96,962 shares at March 31, 2004	(2,011)	(2,011)	(2,005)

TOTAL STOCKHOLDERS' EQUITY	40,390	40,789	39,527
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$506,422	$499,347	$468,831

CITIZENS FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended
(in thousands, except per share data)	March 31
INTEREST INCOME:
Interest and fees on loans	$5,919	$5,348
Interest-bearing deposits with banks	-	5
Investment securities:
Taxable	792	892
Nontaxable	117	85
Dividends	51	62

TOTAL INTEREST INCOME	6,879	6,392

INTEREST EXPENSE:
Deposits	2,168	1,964
Borrowed funds	378	213

TOTAL INTEREST EXPENSE	2,546	2,177

NET INTEREST INCOME	4,333	4,215
Provision for loan losses	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,333	4,215

NON-INTEREST INCOME:
Service charges	673	731
Trust	121	127
Brokerage	38	54
Insurance	83	28
Investment securities gains, net	-	287
Earnings on bank owned life insurance	74	79
Other	121	90

TOTAL NON-INTEREST INCOME	1,110	1,396

NON-INTEREST EXPENSES:
Salaries and employee benefits	1,921	1,925
Occupancy	303	286
Furniture and equipment	175	169
Professional fees	145	154
Amortization of intangibles	144	109
Other	1,143	1,028

TOTAL NON-INTEREST EXPENSES	3,831	3,671

Income before provision for income taxes	1,612	1,940
Provision for income taxes	345	447

NET INCOME	$1,267	$1,493

Earnings Per Share	$0.45	$0.53
Cash Dividends Declared	$0.200	$0.190

Financial Highlights
	2005	2004
Three Months Ended March 31
Net Income	$1,267	$1,493
Comprehensive Income	169	1,533
Per common share data:
Earnings per share	$0.45	$0.53
Cash Dividends declared	$0.200	$0.190
Performance Ratios:
Return on average assets (annualized)	1.01%	1.29%
Return on average equity (annualized)	12.41%	15.72%

At March 31
Assets	$506,422	$468,831
Investment securities:
Available for sale	94,611	109,618
Loans (net of unearned income)	368,642	317,423
Allowance for loan losses	3,856	3,874
Deposits	413,224	387,075
Stockholders' Equity	40,390	39,527
Non-performing assets	2,667	2,632
Average Leverage Ratio	7.90%	8%
Per common share data:
Book value	$14.55	$14.05
Market value (average of bid/ask price)	$23.88	$25.13
Market price to book value ratio	164.10%	178.86%

			Cash Dividends
Common Stock Information:	Bid	Ask	Paid

Quarter Ended:

March 31, 2005	$23.50	$24.25	$0.200
December 31, 2004	$23.65	$24.00	$0.200
September 30, 2004	$21.50	$22.15	$0.195
June 30, 2004	$22.20	$22.75	$0.195

March 31, 2004	$25.00	$25.25	$0.190
December 31, 2003	$23.85	$24.15	$0.190
September 30, 2003	$24.75	$25.50	$0.185
June 30, 2003	$27.75	$28.00	$0.185